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                                                                    EXHIBIT 99.2



FOR IMMEDIATE RELEASE
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           CITIZENS FEDERAL COMPLETES HOLDING COMPANY REORGANIZATION

     (Birmingham, Alabama) Citizens Federal Savings Bank today announced that it had completed its holding company reorganization. Under the Plan of Reorganization approved by the stockholders at the annual meeting of stockholders held January 28, 1998, Citizens Federal became a subsidiary of a Delaware holding company, CFS Bancshares, Inc., and each currently outstanding share of Citizens Federal common stock has been converted into a share of holding company common stock other than shares as to which dissenters' rights of appraisal have been exercised. Citizens Federal will continue to conduct business from the same locations and in the same manner as before the reorganization.

     "The holding company reorganization will give Citizens Federal more operating flexibility than it currently has and will facilitate expansion and diversification," Bunny Stokes, Jr., President of Citizens Federal, explained.

     Citizens Federal was founded in 1956 and operates from its offices in Birmingham and Eutaw, Alabama. The Bank had $99.6 million in assets at September 30, 1997 and had earnings of $358,000 for the year ended September 30, 1997.